Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-80539) of Wellsford Real Properties, Inc. now known as Reis, Inc. (the “Company”), pertaining to the Company’s Rollover Stock Option Plan, 1997 Management Incentive Plan and 1998 Management Incentive Plan and the Registration Statement (Form S-8 No. 333-134785) pertaining to the Rollover Stock Option Plan and 1997 Management Incentive Plan of our reports dated March 10, 2008 with respect to the consolidated financial statements and schedule of Reis, Inc. and the effectiveness of internal control over financial reporting of Reis, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  ERNST & YOUNG LLP

Chicago, Illinois
March 10, 2008